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                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  FORM S-8/POS
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           APPLIED DNA SCIENCES, INC.

             (Exact Name of Registrant as Specified in Its Charter)

                                     NEVADA
         (State or Other Jurisdiction of Incorporation or Organization)

                                   59-2262718
                      (I.R.S. Employer Identification No.)


              (Address of Principal Executive Offices) (Zip Code)


          2002 PROFESSIONAL/EMPLOYEE/CONSULTANT STOCK COMPENSATION PLAN
                FOR APPLIED DNA SCIENCES, INC., AS AMENDED 1/8/03
                            (Full Title of the Plan)

                                  Lawrence Lee
                      President and Chief Executive Officer
                    (Name and Address of Agent for Service)

            9255 West Sunset Blvd. Suite 805, Los Angeles, CA 90699

                                  310-860-1362
          (Telephone Number, Including Area Code, of Agent for Service)
================================================================================
                       Calculation of Registration Fee
================================================================================
Proposed amount of Securities to be registered:  2,000,000

Amount of       Title of Securities   Amount To Be       Aggregate        Fee
Aggregate        To Be Registered     Registered(1)  Price Per Share(2)
Registration
                 Common
$130,000         Par Value, $0.0001      2,000,000        $0.065          ***
================================================================================
1 In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee and benefit plans described herein.

2 Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based on the twenty day average of the high and low prices reported on the OTC-BB, which was $0.065 per share.

*** This registration fee of $11.96 was paid at the time of the initial filing. This is an amendment of the S-8 filed on November 18, 2002.

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PART I


                INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS


ITEM 1. PLAN INFORMATION.

Applied DNA Sciences, Inc., formerly known as ProHealth Medical Technologies, Inc. (the Company, we, us or the Registrant) has previously registered total of 2,000,000 shares of its Common Stock to professionals, employees and consultants ("Participants" or "recipients") for service including legal, administrative, marketing, introductory, recruiting and other consulting services. The issuance of shares was made pursuant to the "2002 Professional/Consultant Stock Compensation Plan" ("the PEC Plan") adopted by the Board of Directors on or about November 5, 2002. On January 8, 2002, the Board elected to modify the PEC Plan to cover not only compensation shares, but also incentive stock options for eligible individuals under the Plan. The number or shares will remain the same, however up to 500,000 of the 2,000,000 shares have been allocated for the exercise of up to 500,000 APDN Stock Options at an exercise price of $1.00 per share. A copy of the revised Plan has been distributed to all eligible individuals or entities to date, and will be distributed to new eligible individuals as necessary. The Plan is not qualified under ERISA, nor is this Plan qualified under Section 401(a) of the Internal Revenue Code.

Except for affiliates that receive shares or options under this Plan, there are no ongoing reporting obligations of Professionals, Employees or Consultants, nor are there any ongoing contributions from the Registrant. When affiliates are eligible recipients or Participants in the Plan, such affiliates will be required to file a Form 4 with the SEC disclosing acquisitions and/or dispositions of stock or options.

The purpose of this Registration of securities on Form S-8, as amended, is to compensate individuals and/or entities that have performed and continue to perform services to the Registrant, and to provide incentive stock options to eligible recipients. The Board has authorized this registration statement and has written the amended Plan to satisfy present and future compensation obligations and incentives to professionals, employees and consultants. This registration statement is limited to 2,000,000 shares. The individuals or entities that are eligible for shares and/or options under the Plan have performed, or will perform in the future, services or activities for which shares may be issued under a Form S-8. Such individuals or entities may contact Lawrence Lee, the Plan Administrator and Director of the Registrant, with any questions at 310-860-1362.

In addition to publishing the amended Plan, this Prospectus is being used in connection with the offering from time to time by certain shareholders of Applied DNA Sciences, Inc. ("Selling Shareholders") or their successors in interest of shares of the Common Stock ($.0001 par value) of Applied DNA Sciences, Inc. ("Common Stock") which will be issued as compensation to certain consultants of the Company.

The Common Stock may be sold from time to time by the Selling Shareholder or by pledgees, donees, transferees, or other successors in interest. Such sales may be made in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Common Stock may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchases. In effecting sales, brokers, or dealers engaged

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by the Selling Shareholder may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from Selling Shareholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act") in connection with such sales. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus. Applied DNA Sciences, Inc. will not receive any of the proceeds from the sale of these shares, although it has paid the expenses of preparing this Prospectus and the related Registration Statement.

                               ___________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               ___________________

The sale price of Applied DNA Sciences, Inc. Common Stock as reported by the OTC-Bulletin Board on the date of the initial registration statement as filed on November 18, 2002 was $0.065 per share.
                               ___________________

         The date of this Prospectus is January 8, 2003

NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE INFORMATION OR TO MAKE REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING CONTAINED HEREIN AND, IF GIVEN OR MADE INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH OFFERING MAY NOT LAWFULLY BE MADE. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR SINCE THE DATES AS OF WHICH INFORMATION IS SET FORTH HEREIN.

                              AVAILABLE INFORMATION

The Company has filed a Registration Statement on Form S-8 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto on file with the commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. For further information with respect to the Company and its Common Stock, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus regarding the contents of any agreement or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is made to the copy of such agreement filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules thereto, can be inspected and copied at the Commission's offices as described above.

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The Company is subject to the reporting requirements of the Securities Exchange
Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files annual and quarterly reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549, as well as at the Commission's Regional Office at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained at prescribed rates from the Public Reference Room of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Information concerning the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission.

The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been or may be incorporated by reference in this Prospectus but is not delivered with this Prospectus (other than exhibits to such information unless such exhibits are incorporated by reference in this Prospectus). Such requests may be mailed to Applied DNA Sciences, Inc., 9255 West Sunset Blvd. Suite 805, Los Angeles, CA 90699 or may be made by telephone to Mr. Lee.


ITEM 2. REGISTRANT INFORMATION.

In addition to receiving a copy of the revised Plan, each eligible individual or entity shall have access, upon oral or written request, to any documentation regarding the revised Plan that may not be included in this Registration Statement.


PART II


ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents, which are on file with the Securities and Exchange Commission, are incorporated herein by reference:

(a) The Company's most recent annual report, filed on Form 10-KSB for the fiscal year 2001, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act), which report contains audited financial statements for the Company's latest fiscal year for which such statements have been filed. The description of the Company's Common Stock is contained in the annual report incorporated by reference herein.

(b) The Company's recent quarterly reports, filed on Form 10-QSB.

(c) The Company's 8-K filed on 11/20/02 and 8-K/A filed on 12/24/02, which contains biographies of Management, a description of the Company's business, Financial Statements, Pro Forma Financial Information and Exhibits.

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ITEM 4. DESCRIPTION OF SECURITIES.

 SELLING SHAREHOLDERS

The following table sets forth the names of the Selling Shareholders, the number of shares of Common Stock owned by the Selling Shareholders, the number of shares of Common Stock to be offered by the Selling Shareholders and the number of shares of Common Stock the Selling Shareholders will own after the completion of this offering.

Name of  Selling Shareholders(*)     Beneficial              Shares being sold in  Percentage  Percentage
                                     Ownership of            this Offering          as of        After
                                     Unrestricted Shares                           11/18/02(2)   offering
                                     Prior to Offering of
                                       Shares(1)


Lawrence Lee
President, CEO, Director                160,000(3)             160,000                 .72%         0%

Rick Langley                            160,000(3)             160,000                0.72%         0%

Jaime Cardona, Secretary                 60,000                 60,000                .27 %         0%

Michael Hill, CFO, VP of Business
Development and  Director               125,000                125,000                .56 %         0%
Andrea Cataneo                           60,000                 60,000                .27.%        .0%


     1. This total includes unrestricted shares only, and these shares were authorized by the Board upon the registration statement being filed on November 18, 2002.
     2. Based upon 22,096,640 shares of Common Stock issued and outstanding as of December 31, 2002.
     3. Lawrence Lee and Rick Langley are beneficial holders of restricted shares. Lawrence Lee and RHL Management, Inc., of which Rick Langley is President and in constructive control, received 4,820,000 and 5,320,000 shares respectively as part of a reorganization with ProHealth Medical Technologies, Inc.


ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL.

Not Applicable.

ITEM 6. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

Section 78.7502 of the Nevada General Corporation Law contains provisions authorizing indemnification by the Company of directors, officers, employees or agents against certain liabilities and expenses, which they may incur as directors, officers, employees, or agents of the Company or of certain other entities. Section 78.7502(3) provides for mandatory indemnification, including attorney's fees, if the director, officer, employee or agent has been successful on the merits or otherwise in defense of any action, suit or proceeding or in defense of any claim, issue or matter therein. Section 78.751 provides that such indemnification may include payment by the Company of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if he shall be ultimately found not to be entitled to indemnification under the Section. Indemnification may be

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provided even though the person to be indemnified is no longer a director, officer, employee or agent of the Company or such other entities. Section 78.752 authorizes the Company to obtain insurance on behalf of any such director, officer, employee or agent against liabilities, whether or not the Company would have the power to indemnify such person against such liabilities under the provisions of Section 78.7502.

Under Section 78.751(e) the indemnification and advancement of expenses provided pursuant to Sections 78.7502 and 78.751 are not exclusive, and subject to certain conditions, the Company may make other or further indemnification or advancement of expenses of any of its directors, officers, employees or agents. Because neither the Articles of Incorporation, as amended, or By-Laws of our Company otherwise provide, notwithstanding the failure of the Company to provide indemnification and despite a contrary determination by the Board of Directors or its shareholders in a specific case, a director, officer, employee or agent of the Company who is or was a party to a proceeding may apply to a court of competent jurisdiction for indemnification or advancement of expenses or both, and the court may order indemnification and advancement of expenses, including expenses incurred in seeking court-ordered indemnification or advancement of expenses if it determines that the petitioner is entitled to mandatory indemnification pursuant to Section 78.7502(3) because he has been successful on the merits, or because the Company has the power to indemnify on a discretionary basis pursuant to Section 78.7502 or because the court determines that the petitioner is fairly and reasonably entitled to indemnification or advancement of expenses or both in view of all the relevant circumstances.

ARTICLES OF INCORPORATION AND BY-LAWS
-------------------------------------

Our Articles of Incorporation and By-Laws empower us to indemnify current or former directors, officers, employees or agents of the Company or persons serving by request of the Company in such capacities in any other enterprise or persons who have served by the request of the Company in such capacities in any other enterprise to the full extent permitted by the laws of the State of Nevada.


INDEMNITY AGREEMENTS
--------------------

To induce and encourage highly experienced and capable persons to serve as directors and officers, our Company has entered into an Indemnity Agreement with each director and officer presently serving the Company and will provide the same agreement to future directors and officers as well as certain agents and employees. The Agreement provides that we shall indemnify the director and/or officer, or other person, when he or she is a party to, or threatened to be made a party to, a proceeding by, or in the name of, the Company. Expenses incurred by the indemnified person in any proceeding are to be paid to the fullest extent permitted by applicable law. The Agreement may at some time require the Company to pay out funds that might otherwise be utilized to further the Company's business objectives, thereby reducing our ability to carry out our projected business plans.

SEC POSITION ON INDEMNIFICATION FOR SECURITY ACT LIABILITY
----------------------------------------------------------

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or

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proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

OFFICERS AND DIRECTORS LIABILITY INSURANCE
------------------------------------------

At present, we do not maintain Officers and Directors Liability Insurance and, because of the anticipated cost of such insurance, we have no present plans to obtain such insurance. Our intention, however, is to obtain such insurance within the fiscal year.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable.

ITEM 8. EXHIBITS.

Exhibits.

Copies of the following documents are included as exhibits to this registration statement pursuant to Item 601 of regulation S-B.

SEC
Exhibit
No.                             Description
-----------------------------------------------------------------------
3.01      Articles of Incorporation.*

3.02      Bylaws.*

5.01 Letter opinion, including consent of Law Office of Andrea Cataneo Ltd. regarding legality of Common Stock to be issued Pursuant to the 2002 Professional/Employee/Consultant Stock Compensation Plan, as amended 1/8/03

10.9 2002 Professional/Employee/Consultant Stock Compensation Plan, as amended 1/8/03.

23.01     Consent of Law Office of Andrea Cataneo Ltd. (included in Opinion in
          Exhibit 5.1).

23.02 Consent of Russell Bedford Stefanou Mirchandani LLP, Certified Public Accountants, 1360 Beverly Road Suite 305 McLean, VA 22101-3621

* Filed previously


ITEM 9. UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in

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the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California on this 7th day of November, 2002.

APPLIED DNA SCIENCES, INC.



By:                           ---------------------------
                              Lawrence Lee, President and
                                Chief Executive Officer



POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lawrence Lee, his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments

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(including post-effective amendments) to this Registration Statement on Form
S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons as of the date indicated below.







SIGNATURES                                            DATE  January 8, 2003


_______________
Lawrence Lee, President, CEO and Director



________________
Michael Hill, CFO and Director



________________
Jaime Cardona, Secretary and Plan Administrator


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